UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment #2

Registration Statement under the Securities Act of 1933

PACIFIC GREEN TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	8900	n/a
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5205 Prospect Road, Suite 135-226, San Jose, CA 95129 (408) 538-3373
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copy of communication to: Macdonald Tuskey Attention: William Macdonald 570 Granville Street, Suite 400, Vancouver, BC, V6C 3P1 Phone: 604-689-1022 Fax: 604-681-4760
Incorporating Services Ltd., 3500 South DuPont Highway, DE 19901 302-531-0855
(Name, address, including zip code, and telephone number, including area code, of agent for service)
As soon as practicable after this Registration Statement is declared effective.
Approximate Date of Commencement of Proposed Sale to the Public:
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1) ($)	Proposed Maximum Aggregate Offering Price(1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	1,950,000	1.00	1,950,000	$265.98 (2)

(1)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement. The price of $1.00 is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

PACIFIC GREEN TECHNOLOGIES INC.

1,950,000 Shares of Common Stock

The date of this Prospectus is February 14, 2013.

Pacific Green Technologies Inc. (”Pacific Green”, “we”, “us”, “our”) is registering 1,950,000 shares of common stock held by 5 selling security holders, including 500,000 shares of our common stock held by Pacific Green Group Limited, 500,000 shares by Rhumline Limited and 600,000 shares by Chris and Natasha Cuffe, who are affiliates of our company by virtue of their shareholdings.

The selling security holders will sell at an initial price of $1.00 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.  We will not receive any proceeds from the sale of shares of our common stock by the selling security holders, who will receive aggregate net proceeds of $1,950,000 if all of the shares being registered are sold.  We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups (JOBS) Act.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on Page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement that includes this Registration Statement is declared effective by the Securities and Exchange Commission.  This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Table of Contents

Prospectus Summary	5
Risk Factors	9
Use of Proceeds	15
Determination of Offering Price	15
Dilution	15
Selling Security Holders	16
Plan of Distribution	17
Description of Securities to be Registered	21
Legal Matters	22
Interests of Named Experts and Counsel	22
Description of Business	22
Description of Property	32
Legal Proceedings	33
Market for Common Equity and Related Stockholder Matters	33
Financial Statements	33
Management's Discussion and Analysis of Financial Position and Results of Operations	34
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	40
Directors and Executive Officers	40
Executive Compensation	43
Security Ownership of Certain Beneficial Owners and Management	46
Certain Relationships and Related Transactions	46
Disclosure of Commission Position on Indemnification of Securities Act Liabilities	47

Prospectus Summary

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 7 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

Pacific Green Technologies Inc. (formerly known as ECash, Inc.) was incorporated in Delaware on March 10, 1994, under the name of Beta Acquisition Corp. In September 1995, we changed our name to In-Sports International, Inc. In August 2002, we changed our name from In-Sports International, Inc. to ECash, Inc. In 2007, due to limited financial resources, we discontinued our operations. Over the course of the last five years, we have sought new business opportunities.

Our management, assisted by Sichel Limited, a consultant, has identified an opportunity to build a business focused on marketing, developing and acquiring technologies designed to improve the environment by reducing pollution. To this end we entered into and closed an agreement with Pacific Green Group Limited (“PGG”) for the assignment of a representation agreement and the acquisition of a company involved in the environmental technology industry (the “Assignment and Share Transfer Agreement”).

The Assignment and Share Transfer Agreement provides for the acquisition of 100% of the issued and outstanding shares of Pacific Green Technologies Limited, PGG’s subsidiary in the United Kingdom. Additionally, PGG has assigned to the Company a ten year exclusive worldwide representation agreement with Envirotechnologies Inc., formerly EnviroResolutions, Inc. (“Enviro”) to market and sell Enviro’s current and future environmental technologies (the “Representation Agreement”). The Representation Agreement entitles the holder to a commission of 20% of all sales (net of taxes) generated by Enviro. Pursuant to the terms of the Assignment and Share Transfer Agreement, all rights and obligations under the Representation Agreement have been transferred to our company. We currently anticipate that sales under the Representation Agreement will be our sole source of revenue for the foreseeable future. We currently intend to complete an acquisition of Enviro, as this is a logical step in our development. However, we do not currently have any arrangements, agreements or understandings in this regard.

We have only recently begun operations, have no sales or revenues, and therefore rely upon the sale of our securities to fund our operations. We have a going concern uncertainty as of the date of our most recent financial statements.

We are not a “shell company” as described under Rule 405 of Regulation C under the Securities Act of 1933, as amended.  Rule 405 of Regulation C defines a “shell company” as a registrant that has: (1) no or nominal operations; and (2) either (i) no or nominal assets; assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

We are not a blank check company.  Rule 419 of Regulation C under the Securities Act of 1933 defines a “blank check company” as a (i) development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, and (ii) is issuing a penny stock.  Accordingly, we do not believe that our Company may be classified as a “blank check company” because we intend to engage in a specific business plan and do not intend to engage in any merger or acquisition with an unidentified company or other entity.

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups (JOBS) Act.

We shall continue to be deemed an emerging growth company until the earliest of:

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected not to opt out of the extended transition period for complying with any new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

The Offering

The 1,950,000 shares of our common stock being registered by this Prospectus represent approximately 34% of our issued and outstanding common stock as of February 14, 2013.

Securities Offered:
1,950,000 shares of common stock offered by 4 selling security holders, including 500,000 shares of our common stock held by Pacific Green Group Limited, 500,000 shares by Rhumline Limited and 600,000 shares by Chris and Natasha Cuffe, who are affiliates of our company by virtue of their shareholdings.

Initial Offering Price:
The $1.00 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent placement price of 600,000 shares of our common stock in a private placement for $1.00 per share on September 14, 2012. The selling security holders will sell at an initial price of $1.00 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  However, there can be no assurance that our common stock will ever become quoted on the OTC Bulletin Board.

Minimum Number of Securities to be Sold in this Offering:	None

Securities Issued and to be Issued:
As of February 14, 2013 we had 5,727,404 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

All of the common stock to be registered under this Prospectus will be registered by existing stockholders. There is no established market for the common stock being registered. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not yet engaged a market maker to file our application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31, 2012 (unaudited) ($)	Nine Months Ended December 31, 2012 (unaudited) ($)	From April 5, 2011 (inception) to March 31, 2012 ($)
Revenues	-	-	-
Expenses	431,338	935,436	159,387
Net Loss	431,338	935,436	159,387
Net Loss per share	(0.07)	(0.18)	-

Consolidated Balance Sheet Data

	March 31, 2012 ($)	December 31, 2012 (unaudited) ($)
Working Capital (Deficiency)	(158,213)	(1,466,971)
Total Assets	16,247	253,741
Total Liabilities	174,460	5,290,269

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risks could harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Prospectus.

Risks Related to our Business

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future.

We have yet to establish any history of profitable operations. We incurred a net loss of $159,387 for the period from April 5, 2011 (inception) to March 31, 2012. At December 31, 2012, we had an accumulated deficit of $5,744,784, and a net loss of $935,436 for the nine month period ended December 31, 2012. We have not generated any revenues since our inception and do not anticipate that we will generate revenues which will be sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will depend on our ability to successfully market and sell the ENVI-Clean™ system and there can be no assurance that we will be able to do so.

There Is Doubt About Our Ability To Continue As A Going Concern Due To Recurring Losses From Operations, Accumulated Deficit And Insufficient Cash Resources To Meet Our Business Objectives, All Of Which Means That We May Not Be Able To Continue Operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended March 31, 2012 and 2011, respectively, with respect to their doubt about our ability to continue as a going concern. As discussed in Note 2 to our financial statements for the year ended March 31, 2012, we have incurred operating losses since inception, and our cash resources are insufficient to meet our planned business objectives, which together raises doubt about our ability to continue as a going concern.

We May Not Be Able To Secure Additional Financing To Meet Our Future Capital Needs Due To Changes In General Economic Conditions.

We anticipate needing significant capital to develop our sales force and effective market the ENVI-Clean™ system. We may use capital more rapidly than currently anticipated and incur higher operating expenses than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may need new or additional financing in the future to conduct our operations or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could adversely affect our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

We are a development stage company and we may not be successful in marketing the ENVI-Clean™ system and the value of your investment could decline.

We are a development stage company with no substantial tangible assets in a highly competitive industry. We have little operating history, no customers, and no revenues. This makes it difficult to evaluate our future performance and prospects. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry, including the following factors:

●	our business model and strategy are still evolving and are continually being reviewed and revised;

●	we may not be able to raise the capital required to develop our initial client base and reputation; and

●	we may not be able to successfully develop our planned products and services.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in us will decline.

Our business is subject to environmental and consumer protection legislation and any changes in such legislation could prevent us from becoming profitable.

The energy production and technology industries are subject to many laws and regulations which govern the protection of the environment, quality control standards, health and safety requirements, and the management, transportation and disposal of hazardous substances and other waste. Environmental laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some environmental laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. Similarly, consumer protection laws impose quality control standards on products marketed to the public and prohibit the distribution and marketing of products not meeting those standards.

The costs arising from compliance with environmental and consumer protection laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or quality control requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could prevent us from becoming profitable.

The development and expansion of our business through acquisitions, joint ventures, and other strategic transactions may create risks that may reduce the benefits we anticipate from these strategic alliances and may prevent us from achieving or sustaining profitability.

We intend to enter into technology acquisition and licensing agreements and strategic alliances such as joint ventures or partnerships in order to develop and commercialize our proposed technologies and services, and to increase our competitiveness. We currently do not have any commitments or agreements regarding acquisitions, joint ventures or other strategic alliances. Our management is unable to predict whether or when we will secure any such commitments or agreements, or whether such commitments or agreements will be secured on favorable terms and conditions.

Our ability to continue or expand our operations through acquisitions, joint ventures or other strategic alliances depends on many factors, including our ability to identify acquisitions, joint ventures, or partnerships, or access capital markets on acceptable terms. Even if we are able to identify strategic alliance targets, we may be unable to obtain the necessary financing to complete these transactions and could financially overextend ourselves.

Acquisitions, joint ventures or other strategic transactions may present financial, managerial and operational challenges, including diversion of management attention from existing business and difficulties in integrating operations and personnel. Acquisitions or other strategic alliances also pose the risk that we may be exposed to successor liability relating to prior actions involving a predecessor company, or contingent liabilities incurred before a strategic transaction. Due diligence conducted in connection with an acquisition, and any contractual guarantees or indemnities that we receive from sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. Liabilities associated with an acquisition or a strategic transaction could adversely affect our business and financial performance and reduce the benefits of the acquisition or strategic transaction. Any failure to integrate new businesses or manage any new alliances successfully could adversely affect our business and financial performance and prevent us from achieving profitability.

Our sole officer will only spend a modest portion of his available time managing our company. As a result, our success depends on the continuing efforts of other members of our senior management team and employees and the loss of the services of such key personnel could result in a disruption of operations which could result in reduced revenues.

We are dependent upon our officer for execution of our business plan. However, our sole officer, Jordan Starkman, will only spend a modest amount of his time in managing our company. As a result, our future success depends heavily upon the continuing services of the other members of our senior management team. If one or more of such other of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. We do not currently maintain key man insurance on our senior managers. The loss of the services of our senior management team and employees could result in a disruption of operations which could result in reduced revenues.

We assumed debt as a result of the Assignment that we may not be able to repay, resulting in possible default and/or substantial dilution to our shareholders.

The Assignment was partly funded through a Promissory Note of $5 million as set out in this document. There is a risk that we may not be able to repay the Promissory Note when it is due on maturity. In addition, any failure by us to repay the Promissory Note may result in PGG converting the amount outstanding into new shares of the Company’s common stock which would have the effect of diluting existing shareholders.

We are at risk that the ENVI-Clean™ system will not perform to expectations.

As at the date of this document, the ENVI-Clean™ system has been tested to satisfactory requirements but there is no guarantee that the ENVI-Clean™ system will continue to perform satisfactorily in the future which would damage our prospects following the Assignment.

The market for alternative energy products, technologies or services is emerging and rapidly evolving and its future success is uncertain. Insufficient demand for the ENVI-Clean™ system would prevent us from achieving or sustaining profitability.

It is possible that we may spend large sums of money to bring the ENVI-Clean™ system to the market, but demand may not develop or may develop more slowly than we anticipate.

Our future success is dependent on Enviro and its technologies in regards to:

(a) its ability to quickly react to technological innovations;
(b) the cost-effectiveness of its technologies;
(c) the performance and reliability of alternative energy products and services that it develops;
(d) its ability to formalize marketing relationships or secure commitments for our technologies, products and services;
(e) realization of sufficient funding to support our and Enviro's marketing and business development plans; and
(f) availability of government incentives for the development or use of any products and services that we or Enviro develop.

We may be unable to develop widespread commercial markets or obtain sufficient demand or broad acceptance for the Enviro alternative energy products or technologies or services. We may be unable to achieve or sustain profitability.

Competition within the environment sustainability industry may prevent us from becoming profitable.

The alternative energies industry is competitive and fragmented and includes numerous small companies capable of competing effectively in the market we target as well as several large companies that possess substantially greater financial and other resources than we do. Larger competitors' greater resources could allow those competitors to compete more effectively than we can with the Enviro technology. A number of competitors have developed more mature businesses than Enviro has and have successfully built their names in the international alternative energy markets. These various competitors may be able to offer products, sustainability technologies or services more competitively priced and more widely available than Enviro's and also may have greater resources to create or develop new technologies and products than Enviro. Failure to compete either in the alternative energy industry may prevent us from becoming profitable, and thus you may lose your entire investment.

We are at risk of Enviro not being able to manufacture the ENVI-Clean™ system in accordance with contractual terms.

All contracts which we secure for the sale of ENVI-Clean™ system between Enviro and a third party will require that Enviro supplies a functioning emission control system. There is a risk that Enviro is unable to manufacture and supply such a system in accordance with the terms of the contract. Any failure by Enviro to perform its obligations under any such contract may have a detrimental impact on our financial standing and reputation.

Risks Related to our Stockholders and Shares of Common Stock

The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of at least $660,000 for the next 12 months, which will require us to issue additional equity securities as we only had $49,140 on hand as of December 31, 2012. We expect to continue our efforts to acquire financing to fund our planned development and expansion activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time-consuming, difficult, and costly.

Under Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending March 31, 2013. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management’s time and attention from revenue-generating activities to compliance activities. While we expect to expend significant resources to complete this important project, we may not be able to achieve our objective on a timely basis. It will be time-consuming, difficult and costly for us to develop and implement the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional personnel to do so, and if we are unable to comply with the requirements of the legislation we may not be able to assess our internal controls over financial reporting to be effective in compliance with the Sarbanes-Oxley Act.

As noted above, we will be required to provide an assessment of the effectiveness of internal controls over financial reporting, which will require management to perform appropriate due diligence to test the design and operating effectiveness of key internal controls over financial reporting. However, we do not currently have management or employees with sufficient experience in maintaining books and records and preparing financial statements in accordance with GAAP, which will constitute a material weakness in our internal controls over financial reporting unless rectified.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders.  The selling security holders will receive all proceeds from this offering and if all of the shares being offered by this Prospectus are sold at $1.00 per shares, those proceeds would be approximately $1,950,000.

Determination of Offering Price

The selling security holders will offer their shares at an initial offering price of $1.00 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $1.00 per share figure, including the following:

●	our most recent private placements of 600,000 shares of our common stock at a price of $1.00 per share on September 14, 2012;
●	our lack of operating history;
●	our capital structure; and
●	the background of our management.

As a result, the $1.00 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. If our common stock becomes quoted on the OTC Bulletin Board and a market for our common stock develops, security holders may sell their shares at a price different than the $1.00 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 1,950,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Selling Security Holders

The 5 selling security holders are offering for sale 1,950,000 shares of our issued and outstanding common stock which they obtained as follows:

●
5,000,000 shares of our common stock were issued to Pacific Green Group Limited as part of the closing of our Assignment and Share Transfer Agreement on June 14, 2012.  Subsequently, on November 21, 2012 Pacific Green Group Limited transferred a total of 1,375,000 of these shares to three non-US shareholders in a private transaction;

●	We issued 600,000 shares of our common stock to one non-US investor at $1.00 per share for aggregate proceeds of $600,000 on September 14, 2012; and

●	We issued 100,000 shares of our common stock to one US investor as compensation for consulting services.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S, under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.

The selling security holders have the option to sell their shares at an initial offering price of $1.00 per share until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.

The following table provides information as of February 14, 2013 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

●	the number of shares owned by each prior to this offering;
●	the number of shares being offered by each;
●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;
●	the percentage of shares owned by each; and
●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering(1)	Percent %(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)
Chris and Natasha Cuffe	600,000	10.5	600,000	-	-
Denali Equity Group LLC (3)	100,000	1.7	100,000	-	-
Diodati Investments Limited (4)	250,000	4.4	250,000	-	-
Pacific Green Group Limited (5)	3,625,000	63.3	500,000	3,125,000	54.6
Rhumline Limited (6)	1,000,000	17.4	500,000	500,000	8.9
Total	5,575,000	97.3	1,950,000

1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

2)	The percentages are based on 5,727,404 shares of our common stock issued and outstanding and as at February 14, 2013.
3)	Justin Ederle has voting and dispositive control over shares owned by Denali Equity Group LLC.
4)	Michael Twist has voting and dispositive control over shares owned by Diodati Investments Limited.
5)	Scott Poulter has voting and dispositive control over shares owned by Pacific Green Group Limited.
6)	Paul Marshall has voting and dispositive control over shares owned by Rhumline Limited.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares.  The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 1,950,000 shares of our common stock on behalf of the selling security holders.  The selling security holders have the option to sell the 1,950,000 shares of our common stock at an initial offering price of $1.00 per share until a market for our common stock develops, and thereafter at prevailing market prices or privately negotiated prices.

We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;
●	in privately negotiated transactions; or
●	in any combination of these methods of distribution.

 The selling security holders may offer our common stock to the public:

●	at an initial price of $1.00 per share until a market develops;
●	at the market price prevailing at the time of sale if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops;
●	at a price related to such prevailing market price if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops; or
●	at such other price as the selling security holders determine if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock.  In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

●	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;
●	not engage in any stabilization activities in connection with our securities; and
●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.  We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act.  Neither we nor the selling security holders can presently estimate the amount of such compensation.  We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.  Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.  Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares.  We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering.  In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity.  All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;
●	contains the toll-free telephone number for inquiries on disciplinary actions;
●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;
●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;
●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and
●	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales.  All states offer a variety of exemptions from registration of secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at the date of this Prospectus, there were 5,727,404 shares of our common stock issued and outstanding that is held by 198 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends.  From our inception to February 14, 2013, we did not declare any dividends.

We do not intend to issue any cash dividends in the future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  However, it is possible that our management may decide to declare a cash or stock dividend in the future.  Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001. As of February 14, 2013, there were no preferred shares issued and outstanding.  Under our Bylaws, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Legal Matters

Macdonald Tuskey, of Suite 400, 570 Granville Street, Vancouver, BC, V6C 3P1 has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the period from April 5, 2011 (inception) to March 31, 212 have been included in this Prospectus in reliance upon MNP LLP, Chartered Accountants, an independent registered public accounting firm, as experts in accounting and auditing.

Description of Business

Forward-Looking Statements

This Prospectus contains forward-looking statements.  To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “will”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate.  It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We do not undertake any obligation to publicly update any forward-looking statements.

Historical business overview

Pacific Green Technologies Inc. (formerly known as ECash, Inc.) was incorporated in Delaware on March 10, 1994, under the name of Beta Acquisition Corp. In September 1995, we changed our name to In-Sports International, Inc. In August 2002, we changed our name from In-Sports International, Inc. to ECash, Inc. In 2007, due to limited financial resources, we discontinued our operations. Over the course of the last five years, we have sought new business opportunities.

On May 1, 2010 we entered into a consulting agreement with Sichel Limited (“Sichel”). Sichel has investigated new opportunities for us and has subscribed for new shares of the Company’s common stock, as set out in this document. The consulting agreement entitles Sichel to US$20,000 per calendar month. As at our year ended March 31, 2012, we owed Sichel US$460,000 under the terms of this agreement. In addition, pursuant to the terms of the consulting agreement, if we are unable to pay the monthly consulting fee, Sichel may elect to be paid in shares of stock, and if we are unable to make payments for more than six months in any 12 month period, Sichel has the right to appoint an officer or director to the board, which right has not been exercised at this time.

On June 13, 2012 we changed our name to Pacific Green Technologies Inc., and effected a reverse split of our common stock following which we had 27,404 shares of common stock outstanding with $0.001 par value. On June 14, 2012 we issued a further 5,000,000 new shares of our common stock in satisfaction of an assignment and share transfer agreement, as set out in this document. As at the date of this Registration Statement, the Company has 5,727,404 shares of common stock outstanding with $0.001 par value.

New strategy

Our management, assisted by Sichel, has identified an opportunity to build a business focused on marketing, developing and acquiring technologies designed to improve the environment by reducing pollution. To this end we have entered into and closed an agreement with Pacific Green Group Limited (“PGG”) for the assignment of a representation agreement and the acquisition of a company involved in the environmental technology industry (the “Assignment and Share Transfer Agreement”).

The Assignment and Share Transfer Agreement provides for the acquisition of 100% of the issued and outstanding shares of Pacific Green Technologies Limited, PGG’s subsidiary in the United Kingdom. Additionally, PGG has assigned to the Company a ten year exclusive worldwide representation agreement with Envirotechnologies Inc., formerly EnviroResolutions, Inc. (“Enviro”) to market and sell Enviro’s current and future environmental technologies (the “Representation Agreement”). The Representation Agreement entitles the holder to a commission of 20% of all sales (net of taxes) generated by Enviro. Pursuant to the terms of the Assignment and Share Transfer Agreement, all rights and obligations under the Representation Agreement have been transferred to our company. We currently anticipate that sales under the Representation Agreement will be our sole source of revenue for the foreseeable future. We currently intend to complete an acquisition of Enviro, as this is a logical step in our development. However, we do not currently have any arrangements, agreements or understandings in this regard.

Both Sichel Limited and Pacific Green Group Limited are wholly owned subsidiaries of the Hookipia Trust. Pacific Green Group Limited’s wholly owned subsidiary was Pacific Green Technologies Limited. As a result, we acquired Pacific Green Technologies Limited as described herein from Pacific Green Group Limited. Sichel is a significant shareholder of our company, and also provides us with consulting services pursuant to a consulting agreement as noted above, all as described in additional detail herein. The sole director of Sichel is also the sole director of Pacific Green Group Limited. Further, Sichel is a significant shareholder of Enviro and provides management services to Enviro under a management services contract.

The Assignment and Share Transfer Agreement closed on June 14, 2012 via the issuance of 5,000,000 shares of our common stock as well as a $5,000,000 promissory note to PGG. We have consequently undertaken the operations of Pacific Green Technologies Limited and PGG’s obligations under the Representation Agreement.

Full consideration contemplated by the Assignment and Share Transfer Agreement was US$25 million satisfied through the issue of 5,000,000 new shares of our common stock at a price of $4 per share with the balance of US$5 million structured as a promissory note (the “Promissory Note”) over the next five years as follows:

●	31 March 2013 $1,000,000
●	31 March 2014 $1,000,000
●	31 March 2015 $1,000,000
●	31 March 2016 $1,000,000
●	31 March 2017 $1,000,000

Under the terms of the Promissory Note, the loan repayments specified above shall not exceed the amount we earn under the terms of the Representation Agreement. If we are unable to meet the repayment schedule set out above, PGG will have the option to either roll over any unpaid portion to the following payment date or to convert the outstanding amount into new shares of our common stock. However, the entire amount of the Promissory Note is due upon the maturity date on the fifth anniversary. The Promissory Note is unsecured.

The total consideration of US$25 million was a purchase price not determined under U.S. GAAP, and both the US$25 million total price and the deemed price of $4 per share does not represent the fair value of the stock issued or a value used in accounting for the acquisition. The number of shares issued and the terms of the Promissory Note were negotiated between the parties and are intended to represent full consideration for the acquisition of Pacific Green Technologies Limited and the Representation Agreement.

Information on Enviro

Enviro, a company incorporated in Delaware, has protected intellectual property rights throughout most of the world for its ENVI-Clean™ Emissions System (“ENVI-Clean™”). The ENVI-Clean™ system removes most of the sulphur dioxide, particulate matter, greenhouse gases and other hazardous air pollutants from the flue gases produced by the combustion of coal, biomass, municipal solid waste, diesel and other fuels.

The ENVI-Clean™ system is comprised of five components:

●	an induced draft fan (“ID fan”);
●	a gas conditioning chamber;
●	the ENVI-Clean™ unit;
●	a demister; and
●	settling tanks.

The ID fan creates the pressure differential required to force the gas through the scrubbing fluid suspended on each head and move it through the other components in the system.  The gas conditioning chamber cools the hot flue gas prior to entering the ENVI-Clean™ System.  The ENVI-Clean™ System contains the heads and the demister pads at the exhaust exit.  The neutralizing fluid is constantly circulated and cleaned by mechanical means with the contaminated component of the separation going to a settling tank prior to dewatering.  The settled solids are disposed of with the bottom ash produced by the combustion process.

The ENVI-CES™ technology forces 100% of the polluted exhaust flue gas into the neutralizing fluid to produce a highly turbulent interaction between the target pollutants and the fluid.  The aggressive mixing produces small bubbles which create a very high surface contact area between the exhaust gas and fluid to enhance the transfer of particulate and targeted gaseous and hazardous pollutants from the exhaust to the fluid.

Schematic of the ENVI-Clean™ Emission’s System as installed for Biomass applications

Unique to the ENVI approach is the introduction of the gas in the lower section of the ENVI-Clean™ unit which makes the greatest portion of its cross section available for fluid–gas interaction. This permits a smaller and highly flexible footprint. Furthermore, the system design allows for multiple heads each containing different neutralizing fluids to remove various pollutants from the flue gas. The ordered removal of acid and greenhouse gases within a single unit makes the system highly desirable by industries whose fuels contain multiple contaminants. The resulting ENVI-Clean™ unit has high efficiency and is very simple to operate.

The neutralizing solution is selected to remove targeted pollutants: limestone and hydrated lime are used to neutralise the scrubbing solution for the removal of acid gases such as sulphur dioxide, hydrogen chloride and hydrogen flouride. The unique design of the ENVI system allows for the sequential removal of pollutants by stacking heads and utilizing different neutralizing chemistry in each operating unit. This provides industry with a system that fulfills multiple applications.

The ENVI-Clean™ system has numerous new and retrofit applications:

●	coal and coal waste fuelled CFBC boilers;
●	pulverized coal and stoker-grate boilers;
●	heavy oil fired boilers;
●	biomass and waste to energy boilers;
●	lime kilns, dryers, shredders and foundries;
●	industrial exhaust scrubbing of particulates and acid gases;
●	diesel engines, large marine and stationary engines; and
●	sewage sludge, hazardous waste and MSW incinerators.

Our management believes that the ENVI-Clean™ system has significant competitive advantages in the market for emission control systems including:

1.
efficiency: tests performed at an 84MW coal power plant in West Virginia (USA) indicate that the ENVI-Clean™ system removed on average 99.3% of sulfur dioxide over a three day period from the plant’s emissions;

2.
low capital cost: the system has a compact and flexible footprint relative to competitive products.  For electricity generation applications, Enviro’s system is priced for market at approximately US$90 per kilowatt of electricity generation.  In comparison, industry consultants state that comparable systems in North America are typically priced at US$300-500 per kilowatt (Source: High Energy Services/Babcock & Wilson-wet scrubber systems for S02 removal in North America);

3.	low ongoing operating cost: the ENVI-Clean™ system is more affordable in the long term for customers compared to competitor products;

4.
new and retrofit applications: for retrofit applications in particular (as required by the 2011 EPA Boiler MACT Requirements), the system is considered by management to be more compact and adaptable than rival systems;

5.
scalability: the ENVI-Clean™ system can be adapted for the largest power stations but also smaller applications such as diesel marine engines.  It can also remove multiple pollutants in a single system, unlike much of the competition.

On October 5, 2011, Enviro signed a contract to supply the ENVI-Clean™ system to a new waste to energy plant being built in Peterborough, United Kingdom (the “Peterborough Contract”).  The initial material term and condition of the contract was that Enviro demonstrate testing of the system that achieved the performance levels represented in regards to emissions by March 31, 2012.  This condition was successfully satisfied and confirmed with Peterborough Renewable Energy Limited prior to the required date.  The Peterborough Contract entitles us, as the holder of the Representation Agreement, to a commission of approximately US$4.6m before third party agency fees.  As a result of Enviro’s satisfaction of the testing conditions, there are no additional material conditions for Enviro to comply with at this time in order to proceed.  However, as neither Enviro nor our company are involved in the construction phase of the plant, we can provide no assurances as to when construction may be completed.

The Peterborough Contract provides for the timing of receipt of payments based upon the conditions as follows:

1.	on signing the contract of sale, successful testing and gaining approval to proceed, 25% of the total sale price;
2.	on approval of construction drawings, 25% of the total sale price;
3.	on notification that the scrubber tank modules are available for delivery, 25% of the total sale price;
4.	on completion of commissioning, 15% of the total sale price; and
5.	on successful completing of performance testing, 10% of the total price.

Information on Pacific Green Technologies Limited

Pacific Green Technologies Limited is a limited liability company incorporated under the laws of England and Wales on 5 April 2011 (“PGT”). The director of PGT is Mr. Joseph Grigor Kelly. PGT has no employees.

The purpose of incorporating PGT was to utilize local knowledge and contacts to build a platform for sales in the following regions: Western Europe, Eastern Europe, Russian Federation, Turkey, Middle East, Azerbaijan, Kazakhstan and Africa.

Current Business

Since signing the Representation Agreement, PGG has secured a worldwide network of agents to market the ENVI-Clean™ system. In Europe there are four agents, in North America five agents, in Asia & Australia two Agents, and in the Middle East one agent. We have assumed these relationships as part of the Assignment and continue to pursue the following main areas of focus.

i) Waste to Energy Plants across Europe

Increasing legislation relating to landfill of municipal solid waste has led to the emergence of increasing numbers of waste to energy plants (“WtE”). A WtE plant obviates the need for landfill, burning municipal waste for conversion to electricity. A WtE plant is typically 45-100MW. The ENVI-Clean™ system is particularly suited to WtE as it cleans multiple pollutants in a single system. The contract secured by Enviro in Peterborough (UK) relates to a WtE plant and the ENVI-Clean™ system was successfully tested at a WtE plant in Edmonton (UK) in March 2012.

ii) Coal fired power stations in North America and Asia

Eviro has successfully conducted sulphur dioxide demonstration tests at the American Bituminous Coal Partners power plant in Grant Town, West Virginia. The testing achieved a three test average of 99.3% removal efficiency. The implementation of US Clean Air regulations in July 2010 has created additional demand for sulphur dioxide removal in all industries emitting sulphur pollution. Furthermore, China consumes approximately one half of the world’s coal, but introduced measures designed to reduce energy and carbon intensity in its 12th Five Year Plan.

iii) Biomass

Applications include regional power facilities and heating for commercial buildings and greenhouses. Typical applications range in size from 1 to 20 megawatts (MW) with power generation occupying the larger end of the range. ENVI has operated a pilot ENVI-clean™ scrubber designed to remove particulate from a 6MW boiler used to heat a large scale, greenhouse facility. The optimisation and testing took place in late 2009 through to March 2010 at the Katatheon Farms in Langley, British Columbia. The full scale system was purchased by the farm and installed in 2010.

iv) Land and marine diesel

Diesel exhaust includes ash and soot as particulate components and sulphur dioxide as an acid gas. The ENVI-Clean™ system is applicable for land power generation systems and marine engines. Diesel power has particular relevance in remote settings such as mining, oil and gas exploration camps in emerging nations.

Testing has been conducted on diesel shipping to confirm the application of seawater as a neutralizing agent for sulphur emissions. In addition to marine application these tests showed applicability of the system for large displacement engines such as stationary generators, compressors, container handling, heavy construction and mining equipment.

Our anticipated operations going forward are as follows:

(1)	market the ENVI-Clean™ system and maximize revenue under the terms of the Representation Agreement;

(2)	secure financial capital in order to hire a management team to maximize the revenue potential of the Representation Agreement; and

(3)	seek further acquisitions of companies involved in developing technologies to improve the environment.

The analysis of new business opportunities, under each of the categories stated above, will be undertaken by or under the supervision of Jordan Starkman, our President, Treasurer, Secretary and director.  As of this date and with the exception of the agreements disclosed in this document, we have not entered into any definitive agreement with any party, nor have there been any specific discussions with any potential business combination candidates regarding business opportunities for us. We have unrestricted flexibility in seeking, analyzing and participating in potential business opportunities.

In accordance with our business purpose and strategy outlined above, our efforts to analyze potential business opportunities will consider the following factors:

●	potential for growth, indicated by new technology, anticipated market expansion or new products;

●	competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

●	strength and diversity of management, either in place or scheduled for recruitment;

●
capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

●	the cost of participation by us as compared to the perceived tangible and intangible values and potentials;

●	the extent to which the business opportunity can be advanced;

●	the accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

●	other relevant factors.

In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Potential business opportunities may occur at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to our limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

Securing additional financial and human capital

We have limited capital and one director. It will be necessary for us to build a management team to fully exploit the Representation Agreement and it will also therefore be necessary to raise financial capital. We will therefore proactively seek the raising of additional financial capital as part of our new strategy.

Form of any subsequent acquisitions

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, our respective needs and desires and those of the promoters of the opportunity, and our relative negotiating strength compared to that of such promoters.

It is likely that we will acquire further participations in business opportunities through the issuance of our common stock, or other of our securities. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, or the Code, depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all prior stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares of the surviving entity. Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those who were our stockholders prior to such reorganization.

Our stockholders will likely not have control of a majority of our voting securities following a reorganization transaction. As part of such a transaction, our directors may resign and one or more new directors may be appointed without any vote by stockholders.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by our stockholders. In the case of a statutory merger or consolidation directly involving our company, it will likely be necessary to call a stockholders’ meeting and obtain the approval of the holders of a majority of our outstanding securities. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so as not to require stockholder approval.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation might not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to us of the related costs incurred.

Competition

We face competition from various companies involved in the environmental technology industries and specifically companies involved in filtering of pollutants.

Many of our competitors have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we will need to:

●	establish our product’s competitive advantage with customers;
●	develop a comprehensive marketing system; and
●	increase our financial resources.

However, there can be no assurance that even if we do these things, we will be able to compete effectively with the other companies in our industry.

We believe that we will be able to compete effectively in our industry because of a competitive advantage offered by our product in terms of efficacy and cost effectiveness. We will attempt to inform our potential customers of these competitive advantages and establish a developed distribution network based on various marketing techniques and positive word of mouth advertising. We believe that our products have cost related competitive advantages over other products in the marketplace due to lower cost of acquisition and more efficient operating expenses.

However, as we are a newly-established company, we face the same problems as other new companies starting up in an industry, such as lack of available funds. Our competitors may be substantially larger and better funded than us, and have significantly longer histories of research, operation and development than us. In addition, they may be able to provide more competitive products than we can and generally be able to respond more quickly to new or emerging technologies and changes in legislation and regulations relating to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their products or services than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Research and Development Expenditures

We have not incurred any research expenditures over the past two fiscal years.

Intellectual Property

We do not own, either legally or beneficially, any patent or trademark.

The ENVI-Clean™ system has protected intellectual property rights throughout most of the world. Its technology is protected by Patent Cooperation Treaty (PCT) patent application no. PCT/CA210/000988 filed 25 June 2010 with a priority filing date of 25 June 2009. The International Preliminary Report on Patentability for this PCT application considered all patent claims of the application to be patentable. Enviro has pending national or regional phase patent applications claiming priority from PCT/CA2010/000988 covering 127 countries. Once patents issue, patent rights in this technology will generally endure until 25 June 2030.

Identification of Certain Significant Employees

Currently, we do not have any employees. Additionally, we have not entered into any consulting or employment agreements with our president, chief executive officer, treasurer, secretary or chief financial officer. Our directors, executive officers and certain contracted individuals play an important role in the running of our company. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our operations.

Government Regulations

Some aspects of our intended operations will be subject to a variety of federal, provincial, state and local laws, rules and regulations in North America and worldwide relating to, among other things, worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. For example, we are subject to the Resource Conservation Recovery Act (“RCRA”), the principal federal legislation regulating hazardous waste generation, management and disposal.

Under some of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removing or remediating certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Laws of this nature often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of the hazardous or toxic substances. These laws and regulations may require the removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. We are also subject to safety policies of jurisdictional-specific Workers Compensation Boards and similar agencies regulating the health and safety of workers.

We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our intended business. At this time, we do not anticipate any material capital expenditures to comply with environmental or various regulations and requirements.

While our intended projects or business activities have been designed to produce environmentally friendly green energy or other alternative products for which no specific regulatory barriers exist, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs and decreasing potential demand for our technologies, products or services, which could have a material adverse effect on our results of operations.

Reports to Security Holders

We are subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements.  We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Employees

As of February 14, 2013, we did not have any full-time or part-time employees.  Our director and officer, Jordan Starkman, works as a part-time consultant and devotes approximately 20 hours per week to our business.   If our financial position permits, as required by our business, we may enlist certain individuals on a full or part-time salaried basis to assist with marketing, advertising, administration and data management for our business.

Description of Property

Our registered business address for correspondence is 5205 Prospect Road, Suite 135-226, San Jose, CA 95129.  Our telephone number is (408) 538-3373.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our products or services.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common shares are quoted on the Pink Sheets (OTC Pink) Quotation System under the symbol “PGTK”, but trade infrequently.  Our common shares are not listed on NASDAQ and we do not currently have any intention to list any of our securities on that market.

The high and low bid prices of our common stock for the periods indicated below are as follows:

OTC Pink(1)
Quarter Ended *	High	Low
Fourth Quarter 2012	$6.00	$1.01
Third Quarter 2012	$1.01	$1.01
Second Quarter 2012	$0.01	$0.0006
First Quarter 2012	$0.1	$0.003
Fourth Quarter 2011	$0.0078	$0.0017
Third Quarter 2011	$0.005	$0.0024
Second Quarter 2011	NA	NA
First Quarter 2011	$0.008	$0.0045
Fourth Quarter 2010	$0.0061	$0.003
Third Quarter 2010	$0.003	$0.0012

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

* Based on calendar year

Holders

As at the date of this Prospectus, there were 198 record holders of an aggregate of 5,727,404 shares of our Common Stock issued and outstanding.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

Securities Authorized for Issuance under Equity Compensation Plans.

None.

Financial Statements

Our unaudited financial statements for the nine month period ended December 31, 2012 as well as the audited financial statements of Pacific Green Technologies Limited, commence on page F-1.  We acquired Pacific Green Technologies Limited on June 14, 2012 through a reverse merger transaction accounted for as a recapitalization.

Pacific Green Technologies Inc. A Development Stage Company	Statement 1
US Funds (Unaudited)

Consolidated Balance Sheets
		As at
	Note	December 31, 2012	March 31, 2012

ASSETS

Current Assets
Cash and cash equivalents		$49,140	$3,348
VAT receivable		-	12,899
Loan to EnviroTechnologies	(4)	204,601	-
		253,741	16,247
Total Assets		$253,741	16,247

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities		$192,327	$46,492
Due to related parties	(4)	921,396	127,968
Promissory note	(6)	966,902	-
		2,080,625	174,460
Non-current Liabilities
Promissory notes	(6)	3,209,644	-
Total Liabilities		5,290,269	174,460

STOCKHOLDERS’ EQUITY (DEFICIT)
Authorized: 500,000,000 common shares with par value of $0.001
Issued: 5,727,404 and 5,000,000 for December 31, 2012 and March 31, 2012	(7)	702	2
Additional paid-in capital	(7)	714,312	1,419
Accumulated other comprehensive income (loss)		(6,758)	(247)
Accumulated deficit during development stage		(5,744,784)	(159,387)
Total Stockholders’ Equity		(5,036,528)	(158,213)
Total Liabilities and Stockholders’ Equity		$253,741	$16,247

-- See Accompanying Notes –

Pacific Green Technologies Inc. A Development Stage Company	Statement 2
US Funds (Unaudited)

Consolidated Statements of Operations and Comprehensive Loss
		Nine months ended	Nine months ended	Three months ended	Three months ended	Cumulative amounts from April 5, 2011 (inception) to
	Note	December 31 2012	December 31 2011	December 31 2012	December 31 2011	December 31, 2012

Revenues		$-	$-	$-	-	$-

Operating Expenses

General and administrative
Consultancy fees	(4)	$574,133	$-	$252,249	$-	$662,684
Interest expenses	(6)	188,303	-	92,726	-	189,722
Professional fees		107,032	-	48,731	-	122,735
Travel		20,928	-	19,354	-	20,928
Development and research expenses		10,751	-	3,332	-	58,638
Advertising		9,204	-	2,984	-	9,204
Transfer agent and filing fees		8,631	-	1,455	-	8,631
Foreign exchange loss		6,717	-	6,411	-	6,717
Office expenses		5,162	-	1,974	-	10,988
Meals and entertainment		2,899	-	1,018	-	2,899
Bank charges		1,676	-	1,104	-	1,676
Total operating expenses		935,436	-	431,338	-	1,094,822
Net loss before income tax		(935,436)	-	(431,338)	-	(1,094,822)
Other comprehensive income (loss)
Currency translation adjustment		6,647	-	15,463	-	6,647
Net comprehensive loss for the period		$(928,789)	$-	$(415,875)	$-	$(1,088,175)
Net loss per stock – basic and diluted		$(0.18)	$-	$(0.07)	$-
Weighted average number of common stock basic and diluted		5,268,820	5,000,000	5,631,732	5,000,000

-- See Accompanying Notes –

Pacific Green Technologies Inc. A Development Stage Company	Statement 3
US Funds (Unaudited)

Consolidated Statements of Cash Flows
	Nine months Ended	Nine months Ended	Cumulative Amounts from April 5, 2011 (inception) to
	December 31 2012	December 31 2011	December 31, 2012

Operating Activities

Net Loss for the Period	$(935,436)	$-	$(1,094,822)

Items not Affecting Cash
Imputed interest	188,303	-	189,722
Consulting services	100,000	-	100,000
Foreign exchange	(6,511)	-	(6,482)
Net Change in Non-cash Working Capital
VAT receivable	12,899	-	22
Accounts payable and accrued liabilities	22,299	-	68,711
	(618,446)	-	(742,849)

Financing Activities
Stocks issued for cash	600,000	-	600,000
Due to related parties	62,808	-	190,559
	662,808	-	790,559

Investing Activities
Cash acquired on acquisition of Subsidiary	1,430	-	1,430
	1,430	-	1,430
Net Increase in Cash	45,792	-	49,140
Cash position – beginning of period	3,348	-	-
Cash Position – End of Period	$49,140	$-	$49,140

Supplemental Disclosure
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

-- See Accompanying Notes –

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

1)	NATURE OF BUSINESS AND OVERVIEW

Pacific Green Technologies Inc. (formerly known as ECash, Inc.), (the “Company”) was incorporated in Delaware on March 10, 1994, under the name of Beta Acquisition Corp. In September 1995, the Company changed its name to In-Sports International, Inc. In August 2002, the Company’s name was again changed from In-Sports International, Inc. to ECash, Inc., and on May 24, 2012, the board of directors approved a final name change from ECash, Inc. to Pacific Green Technologies Inc.

The Company was originally engaged in the business of operating automated teller machines and its shares were quoted on the OTCBB. The Company discontinued its operations on March 1, 2007. The Company has effectively entered into a new development stage for accounting purpose effective March 31, 2007. The management divested the Company’s main operating business to look for new opportunities. On January 7, 2008, the Company’s shares were deregistered from the OTCBB.

On June 13, 2012, the Company entered into a reverse split of its issued and outstanding common stock on the basis of 2,000 existing common shares for one new common share at a par value of $0.001. All common stock and per share data for prior periods have been restated to give effect to this reverse stock split.

On June 14, 2012, the Company entered into and closed an Assignment and Share Transfer Agreement (the “Assignment and Share Transfer Agreement”) with Pacific Green Group Limited (“PGG”) concerning the assignment of Representation Agreement (“Representation Agreement”) entered between PGG and EnviroResolutions, Inc. (“Enviro”) and the purchase of 100% of the issued and outstanding common shares of Pacific Green Technologies Limited (“PGT Limited”), a subsidiary of PGG in the United Kingdom, in exchange for an aggregate of 5,000,000 shares of common stock as well as a $5,000,000 promissory note (the “Promissory Note”). PGG, through the assignment of the Representation Agreement, has assigned to the Company a ten year exclusive worldwide representation agreement with Enviro to market and sell Enviro’s current and future environmental technologies. The Representation Agreement entitles the holder to a commission of 20% of all sales (net of taxes) generated by Enviro.

The transaction will result in the former shareholders of PGT Limited (being PGG) collectively owning a majority of the issued and outstanding common shares of PGT Inc.  The accounting principle applicable to a reverse takeover (“RTO”) has been applied to account for the transaction.  Under this basis of accounting, PGT Limited has been identified as the acquirer and, accordingly, these consolidated financial statements are a continuation of the financial statements of PGT Limited.  The carrying amounts of PGT Limited’s assets and liabilities are included in these consolidated financial statements.  The consolidated statement of operations included the operations of PGT Limited for the period from April 5, 2011 (inception) to December 31, 2012 and the operations of PGT Inc. from June 15, 2012 to December 31, 2012.

2)	GOING CONCERN

These consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the developmental stage and has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. In addition, as of December 31, 2012, the Company has a working of capital deficiency of $1,826,884 (March 31, 2012 - $158,213). The Company’s current business plan requires additional funding beyond its anticipated cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern.

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources during the next twelve months to finance the growth of its current operations and achieve its strategic objective. Management's plan to continue as a going concern includes raising additional capital through sales of common stocks to generate enough cash flow to fund its operations through 2012 and 2013. However management cannot grant any assurances that such financing will be secured.

The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Presentation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).  All adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows as at December 31, 2012 have been included.

b)	Accounting Method

The Company’s consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

c)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with an original maturity of three months or less.  As at December 31, 2012 and March 31, 2012, there were no cash equivalents.

d)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The significant areas requiring the use of management estimates are related to valuation of deferred taxes. Although these estimates are based on management‘s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ materially from those estimates.

e)	Stock-Based Compensation

The Company followed Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”, to account for its stock options and similar equity instruments issued.  Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period.  ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

The Company did not grant any stock options during the periods ended December 31, 2012 and March 31, 2012.

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

f)	Foreign Currency Translations

The Company has chosen U.S. dollars as its functional and reporting currency. PGT Limited has chosen U.K. pounds as its functional currency. Foreign currency transactions in the foreign subsidiaries are translated into their functional currency using the exchange rate in effect at that date for assets, liabilities, revenues and expenses. At the period end, monetary assets and liabilities denominated in the foreign currency are re-evaluated into the functional currency by using the exchange rate in effect for the period end. The resulting foreign exchange gains and losses are included in operations.

Assets and liabilities of the foreign subsidiaries are translated into the reporting U.S. dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates. Gain and losses from such translations are included in stockholders’ equity, as a component of other comprehensive income.

g)	Comprehensive Income

ASC 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its statements of operations and comprehensive loss. Comprehensive income comprises equity except those transactions resulting from investments by owners and distributions to owners.

h)	Concentration of credit risk

The Company places its cash and cash equivalents with high credit quality financial institution. As of December 31, 2012 and March 31, 2012, the Company had approximately $49,140 (March 31, 2012 - $3,348) in a bank beyond federally insured limit.

i)	Income Taxes

ASC 740, “Income Taxes” requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequence of events that have been recognized in the Company’s consolidated financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

j)	Basic and Diluted Loss per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, special warrants, and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, potential dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, basic and diluted loss per share is the same for the loss period. As at December 31, 2012 and March 31, 2012, the basic loss per share was equal to diluted loss per share as there were no dilutive instruments.

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

k)	Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – inputs that are not based on observable market data.

For the periods ended December 31, 2012 and March 31, 2012, the fair value of cash and cash equivalents was measured using Level 1 inputs. The Company’s financial instruments include cash and cash equivalents, accounts payable and accrued liabilities, due to related parties, and promissory notes.  With the exception of the promissory notes, the fair values of these financial instruments approximate their carrying values due to their short-term nature.  The promissory note has been discounted to reflect its net present value as at December 31, 2012. Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

l)	New Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This Update resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term ―fair value. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASC No. 2011- 4 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on April 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

4)	DUE TO RELATED PARTIES

For the nine months ended December 31, 2012, the Company paid consulting fee of $131,111 (December 31, 2011 - $Nil) to a shareholder of the Company.

As at December 31, 2012 and March 31, 2012, the Company had amount due to (from) related parties as follows:

	December 31, 2012		March 31, 2011
Due to (from) related parties	Due from related parties (ii)	Due to related parties (ii)	Due from related parties (ii)	Due to related parties (ii)
	$	$	$	$
Sichel Limited (i)	-	663,494	-	127,968
PGG (i)	-	242,477	-	-
Enviro (i)	204,601	-	-	-
Other shareholders	-	15,425	-	-
Total	204,601	921,396	-	127,968

(i)
Both Sichel Limited and PGG are wholly owned subsidiaries of the Hookipa Trust.  Sichel is a shareholder of the Company, and provides consulting services pursuant to a consulting agreement dated May 1, 2010.  The sole director of Sichel is also the sole director of PGG.  Further, Sichel is a significant shareholder of Enviro, and provides management services to Enviro under a management services contract.

(ii)	The loan is unsecured, non-interest bearing, and is due on demand.

Related party transactions occurred in the normal course of operations on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

5)	ACQUISITION

On June 14, 2012, the Company entered into the Assignment and Share Transfer Agreement PGG concerning the assignment of Representation Agreement entered between PGG and Enviro and the purchase of 100% of the issued and outstanding common shares of PGT Limited in exchange for an aggregate of 5,000,000 shares of common stock as well as a $5,000,000 promissory note (the “Promissory Note”).

For the purpose of preparing the unaudited consolidated financial statements, it is assumed that the Promissory Note will be repaid with the income earned under the terms of Representation Agreement and the Promissory Notes have been discounted at market rate of 7.9% to arrive the net present value of the Promissory Note of $4,003,255 as at June 14, 2012.

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

In connection with the reverse takeover described in Note 1 and prior to the acquisition, PGT Inc. had no business and did not meet the definition of a business under ASC 805 “Accounting for Business Combinations”.  Accordingly, the reverse takeover of PGT Inc. by PGT Limited has been accounted for as a capital transaction, in respect of which the net assets of PGT Inc. on June 14, 2012 were accounted for as recapitalization of PGT Limited.  A breakdown of PGT Inc.’s net assets as at June 14, 2012 is as follows:

Cash	$1,430
Less: Accounts payable and accrued liabilities	(123,536)
Less: Due to related parties	(526,020)
Less: Promissory note in connection with the RTO	(4,003,255)
Net liabilities acquired	$(4,651,381)

6)	PROMISSORY NOTES

a)
  Under the terms of the Promissory Note, per Note 5, the loan repayments specified above shall not exceed the amount the Company earns under the terms of the Representation Agreement assigned along with the acquisition of PGT Limited.  If the Company is unable to meet the repayment schedule set out above, PGG will have the option to either roll over any unpaid portion to the following payment date or to convert the outstanding amount into new shares of the Company’s common stocks.  The Promissory Note is unsecured and cannot itself be used by PGG to cause the Company’s insolvency.

b)
  On July 3, 2012, the Company entered into a Consulting Service Agreement with Denali Equity Group, LLC, (“Denali”) a Nevada limited liability company. In connection therewith, the Company issued a convertible promissory note (the “Note”) to Denali in exchange for consulting service provided in the amount of $100,000.  The maturity date of the Note is June 30, 2014, where upon all principle and interest outstanding shall be due.  Interest accrues at 8% per annum on the unpaid principle amount.  The Note is convertible into common share of the Company at any time and from time to time.  The amount of Note remaining outstanding is convertible into common shares of the Company at a price that equal to ninety percent of volume weighted average trading price during the three trading days immediately preceding the date at which Denali submits the written notice of conversion to the Company. On December 28, 2012, the Company signed an Exchange and Registration Rights Agreement with Denali, whereby both parties agreed to exercise the conversion right and converted the Note in exchange for an aggregate of 100,000 common shares of the Company.

	a) PGG	b) Denali	Total
March 31, 2012	$-	$-	$-
Discounted principal	4,003,255	-	4,003,255
Principal	-	100,000	100,000
Accrued interest	173,291	4,000	177,291
Note converted		(104,000)	(104,000)
December 31, 2012	4,176,546	-	4,176,546
Less: promissory notes – current	(966,902)	-	(966,902)
Promissory notes – long-term	$3,209,644	$-	$3,209,644

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

Principal repayments of total Promissory Notes are payable over the next five years as follows:

June 2013	$1,000,000
June 2014	1,000,000
June 2015	1,000,000
June 2016	1,000,000
June 2017	1,000,000
Total	$5,000,000

7)	CAPITAL STOCK

a)	Authorized

The total authorized is 500,000,000 common stocks with a par value of $0.001 per common stock.

b)	Issued and Outstanding

On December 28, 2012, the Company entered into an Exchange and Registration Rights Agreement with a consultant pursuant to which the Company issued 100,000 shares of our common stock to settle the convertible promissory note and the related accrued interest, valued at $1.00 per share.

On September 14, 2012, the Company issued 600,000 common shares for gross proceeds of $600,000.

On June 14, 2012, the Company issued 5,000,000 common shares to PGG to effect the acquisition and RTO.  Prior to the acquisition and RTO (Notes 1 and 5), PGT Limited engaged in the following equity transactions which have been restated using the exchange ratio established in the acquisition agreement to reflect 5,000,000 common shares issued in the reverse acquisition.

On April 5, 2011, PGT Limited issued 1 common share at a value of £1 per share, upon the acquisition and RTO which has been restated using the exchange ratio established in the Assignment and Share Transfer Agreement to reflect 5,000,000 common shares issued in the reverse acquisition.  Further, the $5,000,000 promissory note (net present value of $4,003,255) is deemed to be the withdrawal of contribution which is first to reduce the remaining additional paid-in capital of PGT Limited ($1,419) with the remaining balance ($4,001,836) charged to deficit.

Prior to the acquisition and RTO (Notes 1 and 5) common shares totalling 27,404 were considered as a recapitalization to PGT Limited.

At December 31, 2012, there were 5,727,404 common stocks issued and outstanding.

Pacific Green Technologies Inc. A Development Stage Company
US Funds (Unaudited)

Notes to consolidated financial statements

8)	COMMITMENTS

Effective December 18, 2012 the Company entered into a Non-Exec Director Agreement with Dr. Neil Carmichael, wherein Dr. Carmichael will receive compensation of $1,000 for the term of the agreement and shall be granted options to purchase up to 62,500 shares of common stock at an exercise price of $0.01 per share of common stock. The options shall terminate the earlier of 24 months, or upon the termination of the agreement.

On May 1, 2010, the Company entered consulting agreement with Sichel Limited (“Sichel”), the parent company of PGG. Sichel will assist the Company in developing commercial agreements for Green Technology and the building of an international distribution centre. The agreement shall continue for four years with consideration as follows:

Stock consideration to Sichel or to any third party as directed by Sichel of 5,000 ordinary shares of the Company upon signing of the agreement, which have been waived by Sichel;

Monthly consultancy fees of $20,000 are to be paid within fourteen days of each month-end. If the Company is unable to pay this fee, then Sichel has the option to elect to be paid 5,000 common shares of the Company in lieu of cash;

Sales commission of 10% of sales value excluding shipping and local sales taxes; and

Finance commission of 10% of net proceeds of any funds raised by way of issued of stock, debt or convertible note after any brokers commission as introduced by Sichel.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

PACIFIC GREEN TECHNOLOGIES LIMITED

We have audited the balance sheet of Pacific Green Technologies Limited (the “Company”) as at March 31, 2012 and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the period from April 5, 2011 (inception) to March 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2012 and the result of its operations and its cash flows for the period from April 5, 2011 (inception) to March 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements refer to above have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had recurring losses and requires additional funds to maintain its planned operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
June 11, 2012	Chartered Accountants

ACCOUNTING › CONSULTING › TAX 2300, 1055 DUNSMUIR STREET, BOX 49148, VANCOUVER, BC V7X 1J1 1.877.688.8408 P: 604.685.8408 F: 604.685.8594 mnp.ca

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Balance Sheet
(Expressed in U.S. Dollars)

March 31,
2012

ASSETS

CURRENT ASSETS

Cash and Cash Equivalents	$3,348
VAT Receivables	12,899
Total Current Assets	16,247

TOTAL ASSETS	$16,247

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$46,492
Shareholder Loan	127,968
Total Current Liabilities	174,460

STOCKHOLDERS' EQUITY (DEFICIT)

Authorized: unlimited common shares with no par value
Issued: 1 common share	2
Contributed Surplus	1,419
Accumulated Other Comprehensive Income (Loss)	(247)
Deficit Accumulated During the Development Stage	(159,387)

Total Stockholders' Equity (Deficit)	(158,213)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$16,247

The accompanying notes are an integral part of these financial statements

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Statement of Operations and Comprehensive Loss
(Expressed in U.S. Dollars)

For the Period From
April 5, 2011
(Inception) to
March 31, 2012

EXPENSES
Consulting Fees	$88,551
Interest Expenses	1,419
Office Expenses	5,828
Professional Fees	15,703
Development and research expenses	47,886

Net Loss	159,387

Other Comprehensive Loss
Currency Translation Adjustment	247

Comprehensive Loss	$159,634

The accompanying notes are an integral part of these financial statements

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Statement of Cash Flows
(Expressed in U.S.Dollars)

For the Period From
April 5, 2011
(Inception) to
March 31, 2012
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:

Net Loss for the Period	$(159,387)

Adjustment for items not involving cash:
Imputed interest	1,419

Changes in non-cash working capital items:
VAT Receivables	(12,877)
Accounts Payable and Accrued Liabilities	46,413

Net Cash (Used in) Operating Activities	(124,432)

CASH FLOWS FROM FINANCING ACTIVITIES:

Share Issued for Cash	2
Shareholder Loan	127,751

Net Cash From Financing Activities	127,753

EFFECT OF EXCHANGE RATE ON CASH	27

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,348

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,348

SUPPLEMENTAL DISCLOSURES
Cash Paid for:
Interest	$-
Income Taxes	$-

The accompanying notes are an integral part of these financial statements

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
March 31, 2012

					DEFICIT
			ACCUMULATED		ACCUMULATED	TOTAL
			OTHER	ADDITIONAL	DURING	SHAREHOLDERS'
	COMMON STOCK		COMPREHENSIVE	PAID IN	DEVELOPMENT	EQUITY
	SHARES	AMOUNT	INCOME (LOSS)	CAPITAL	STAGE	(DEFICIT)

Balance, April 5, 2011	-	$-	$-	$-	$-	$-

Share issued for cash at $1 per common share	1	2	-		-	2
Imputed interest from a shareholder loan	-	-	-	1,419	-	1,419
Other Comprehensive Income	-	-	(247)	-	-	(247)
Net loss for the period	-	-	-	-	(159,387)	(159,387)
Balance, March 31, 2012	1	$2	$(247)	$1,419	$(159,387)	$(158,213)

The accompanying notes are an integral part of these financial statements

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012
(Expressed in U.S. Dollar)

1.             NATURE OF BUSINESS AND OVERVIEW

The accompanying financial statements represent the accounts of Pacific Green Technologies Limited, incorporated for England and Wales on April 5, 2011. The Company is in the development stage. The purpose of incorporating the Company was to utilize local knowledge and contacts to build a platform for sales of environmental technologies. The Company’s fiscal year end is March 31st.

2.             GOING CONCERN

These financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the developmental stage and has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. In addition, as of March 31, 2012, the Company has an accumulated deficit totaling $159,387. The Company’s current business plan requires additional funding beyond its anticipated cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources during the next twelve months to finance the growth of its current operations and achieve its strategic objective. Management's plan to continue as a going concern includes raising additional capital through sales of common to generate enough cash flow to fund its operations through 2012 and 2013. However management cannot grant any assurances that such financing will be secured.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).  All adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows as at March 31, 2012 have been included.

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The significant areas requiring the use of management estimates are related to the valuation of deferred taxes. Although these estimates are based on management‘s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ materially from those estimates.

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012
(Expressed in U.S. Dollar)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with a maturity of three months or less.  As at March 31, 2012, there were no cash equivalents.

Stock-Based Compensation

The Company followed Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”, to account for its stock options and similar equity instruments issued.  Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period.  ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

The Company did not grant any stock options during the period ended March 31, 2012.

Foreign Currency Translations

The Company’s functional currency is British Pounds. Transactions in other currencies are recorded in British Pounds at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into British Pounds at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the statements of operations.

The Company has chosen U.S. dollars as its reporting currency. The Company’s assets and liabilities are translated into the reporting U.S. dollars at exchange rates at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rates. Accumulated translation adjustments are reported as a separate component of other comprehensive income (loss) in the statement of stockholders’ equity.

Comprehensive Income (Loss)

ASC 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its statement of operations and comprehensive loss. Comprehensive income (Loss) comprises equity except those transactions resulting from investments by owners and distributions to owners.

Concentration of credit risk

The Company places its cash and cash equivalent with high credit quality financial institution. As of March 31, 2012, the Company had approximately $nil in a bank beyond federally insured limit.

Income Taxes

SC740, “Income Taxes” requires the Company to recognized deferred tax liabilities and assets for the expected future tax consequence of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012
(Expressed in U.S. Dollar)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic and Diluted Loss per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, special warrants, and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, potential dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, basic and diluted loss per share is the same for the loss year. As at March 31, 2012, the basic loss per share was equal to diluted loss per share as there was no dilutive instruments.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

●	Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities
●	Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
●	Level 3 – inputs that are not based on observable market data.

For the period ended March 31, 2012, the fair value of cash and cash equivalents was measured using Level 1 inputs. The Company’s financial instruments include cash and cash equivalents, accounts payable and accrued liabilities and shareholder loan.  Fair values of these financial statements approximate their carrying values due to their short-term nature.  Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

New Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This Update resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term ―fair value. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASC No. 2011- 04 is not expected to have a material impact on the Company‘s financial statements.

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012
(Expressed in U.S. Dollar)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 2011, the FASB issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on April 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

4.             CAPITAL STOCK

Authorized:

Unlimited common stocks with no par value

Issued and Outstanding

On April 5, 2011, the Company issued 1 common stock at value of £1 per share. As at March 31, 2012, the Company had 1 common stock issued and outstanding.

5.             INCOME TAXES

The Company is subject to income tax in UK on their taxable income as reported in its statutory accounts at a tax rate in accordance with the relevant UK Income Tax Act. A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

Period from April 5, 2011 (Inception) March 31, 2012

Loss for the period	$159,387
Statutory UK tax rate	20%

Income tax recovery	31,900
Non-deductible expenses	(400)
Unrecognized benefit of non-capital losses	(31,500)
$-

Deferred tax assets and the valuation account are as follows:

March 31, 2012
Deferred tax asset:
Net operating loss carryforward	$31,000
Valuation allowance	(31,000)
$-

PACIFIC GREEN TECHNOLOGIES LIMITED
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012
(Expressed in U.S. Dollar)

5.             INCOME TAXES (continued)

The Company has non-capital losses of approximately $157,000, which may be carried forward indefinitely and applied against taxable income in future years. The benefits of these losses have not been reflected in these financial statements and have been offset by a valuation allowance.

6.             RELATED PARTY TRANSACTIONS

During the period ended March 31, 2012, the Company entered into the following transactions with related parties.

a)	Paid consulting fee of $76,579 (£47,976) to a director and officer.

b)
As at March 31, 2012, there was a shareholder loan of $127,968 from the holding company of the Company for operating expenses. This loan is unsecured, non-interest-bearing and due on demand. The Company recorded imputed interests calculated based on the average outstanding balance and the market interest rate of 7.9% thereby leading to the recognition of interest expense of $1,419. A corresponding amount was classified as contributed surplus.

Related party transactions are in the normal course of operations, occurring on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

7.             SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period ended March 31, 2012 through the date the financial statements were issued, and concluded there were no other events or transactions occurring during this period that required recognition or disclosure in its financial statements.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

The following summary of our results of operations should be read in conjunction with our unaudited interim consolidated financial statements for the three and nine months ended December 31, 2012 and 2011.

Our net loss and comprehensive loss for the three and nine month periods ended December 31, 2012 and 2011 and from April 5, 2011 (inception) to December 31, 2012 are summarized as follows:

	Nine Months Ended December 31,			Three Months Ended December 31,			Period from April 5, 2011 (Inception) to December 31,
	2012		2011	2012		2011	2012
Consultancy fees	$574,133	$	Nil	$252,249	$	Nil	$662,684
Interest expenses	$188,303	$	Nil	$92,726	$	Nil	$189,722
Professional fees	$107,032	$	Nil	$48,731	$	Nil	$122,735
Travel	$20,928	$	Nil	$19,354	$	Nil	$20,928
Development and research expenses	$10,751	$	Nil	$3,332	$	Nil	$58,638
Advertising	$9,204	$	Nil	$2,984	$	Nil	$9,204
Transfer agent and filing fees	$8,631	$	Nil	$1,455	$	Nil	$8,631
Foreign exchange loss	$6,717	$	Nil	$6,411	$	Nil	$6,717
Office expenses	$5,162	$	Nil	$1,974	$	Nil	$10,988
Meals and entertainment	$2,899	$	Nil	$1,018	$	Nil	$2,899
Bank charges	$1,676	$	Nil	$1,104	$	Nil	$1,676
Net loss	$(935,436)	$	Nil	$(431,338)	$	Nil	$(1,094,822)
Other comprehensive income (loss):
- Currency translation adjustment	$6,647	$	Nil	$15,463	$	Nil	$6,647
Net comprehensive loss	$(928,789)		Nil	$(415,875)	$	Nil	$(1,088,175)

Expenses for the three month period ended December 31, 2012, were $431,338 as compared to $Nil for the comparative period in 2011. Expenses for the nine month period ended December 31, 2012, were $935,436 as compared to $Nil for the comparative period in 2011. Consulting fees were comprised primarily of fees paid to the director of our subsidiary, Pacific Green Technologies Limited; professional fees were comprised of legal and accounting costs.  During the nine month period ended December 31, 2012, we did not generate any revenue.

Liquidity and Capital Resources

Working Capital

	At	At
	December 31,	March 31,
	2012	2012
Current Assets	$253,741	$16,247
Current Liabilities	$2,080,625	$174,460
Working Capital (deficit)	$(1,826,884)	$(158,213)

Cash Flows

	Nine Months	Nine Months
	Ended	Ended
	December 31,	December 31,
	2012	2011
Net Cash Provided by (Used in) Operating Activities	$(618,446)	$	Nil
Net Cash Provided by Financing Activities	$662,808	$	Nil
Net Cash Provided by Investing Activities	$1,430	$	Nil
Net Increase (Decrease) in Cash	$45,792	$	Nil

As of December 31, 2012, we had $49,140 in cash, $253,741 in total current assets, $2,080,625 in total current liabilities and a working capital deficit of $1,826,884. As of March 31, 2012, we had a working capital deficit of $158,213.

We are dependent on funds raised through equity financing and proceeds from shareholder loans. Our net loss of $1,094,822 from our inception on April 5, 2011 to December 31, 2012 was funded primarily by financing and loans, as well as other capital contributions.

From our inception on April 5, 2011 to December 31, 2012 we spent $742,849 on operating activities. During the nine months ended December 31, 2012 we spent $618,446 on operating activities, whereas we spent $Nil on operating activities during the same period in fiscal 2011. The increase in our expenditures on operating activities during the nine months ended December 31, 2012 was primarily due to increases in imputed interest, consulting services, VAT receivable and accounts payable and accrued liabilities offset by a net loss of $935,436 and foreign exchange loss of $6,511.

From our inception on April 5, 2011 to December 31, 2012 we received $790,559 from financing activities, which consisted of $600,000 in proceeds from stock issued for cash and $190,559 due to related parties. During the nine months ended December 31, 2012 we received $662,808 from financing activities, which consisted of $600,000 in proceeds from stock issued for cash and $62,808 due to related parties, whereas we received $Nil from financing activities during the same period in fiscal 2011.

From our inception on April 5, 2011 to December 31, 2012 we acquired $1,430 from investing activities, which was primarily in the form of cash acquired on acquisition of our subsidiary. During the nine months ended December 31, 2012 we acquired $1,430 from investing activities, whereas we did not acquire or spend any money on investing activities during the nine months ended December 31, 2011.

We will require additional funds to fund our budgeted expenses over the next 12 months. These funds may be raised through, equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares.

We anticipate that our expenses over the next 12 months will be approximately $660,000 as described in the table below. These estimates may change significantly depending on the nature of our business activities and our ability to raise capital from our shareholders or other sources.

Description	Estimated Expenses ($)
Legal and accounting fees	80,000
Product acquisition, testing and servicing costs	80,000
Marketing and advertising	75,000
Investor relations and capital raising	20,000
Management and operating costs	40,000
Salaries and consulting fees	300,000
General and administrative expenses	65,000
Total	$660,000

Our general and administrative expenses for the year will consist primarily of transfer agent fees, bank and interest charges and general office expenses. The professional fees are related to our regulatory filings throughout the year and include legal, accounting and auditing fees.

Based on our planned expenditures, we will require approximately $660,000 to proceed with our business plan over the next 12 months.  As of December 31, 2012, we had $49,140 cash on hand.   If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We intend to raise the balance of our cash requirements for the next 12 months from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any broker-dealer to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have sufficient tangible assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to finance our operations. In the absence of such financing, we may be forced to abandon our business plan.

Going Concern

Our financial statements for the three and nine month periods ended December 31, 2012 have been prepared on a going concern basis and contain an additional explanatory paragraph which identifies issues that raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have generated no revenues, have achieved losses since our inception, and rely upon the sale of our common stock and proceeds from shareholder loans to fund our operations. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail.

If our operations and cash flow improve, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will cease to exist only when our revenues have reached a level able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).  All adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows as at December 31, 2012 have been included.

Accounting Method

Our company’s consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with an original maturity of three months or less.  As at December 31, 2012 and March 31, 2012, there were no cash equivalents.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The significant areas requiring the use of management estimates are related to valuation of deferred taxes. Although these estimates are based on management‘s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ materially from those estimates.

Stock-Based Compensation

Our company followed Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”, to account for its stock options and similar equity instruments issued.  Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period.  ASC 718 requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

Our company did not grant any stock options during the periods ended December 31, 2012 and March 31, 2012.

Foreign Currency Translations

Our company’s has chosen U.S. dollars as its functional and reporting currency. PGT Limited has chosen U.K. pounds as its functional currency. Foreign currency transactions in the foreign subsidiaries are translated into their functional currency using the exchange rate in effect at that date for assets, liabilities, revenues and expenses. At the period end, monetary assets and liabilities denominated in the foreign currency are re-evaluated into the functional currency by using the exchange rate in effect for the period end. The resulting foreign exchange gains and losses are included in operations.

Assets and liabilities of the foreign subsidiaries are translated into the reporting U.S. dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates. Gain and losses from such translations are included in stockholders’ equity, as a component of other comprehensive income.

Comprehensive Income

ASC 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Our company is disclosing this information on its statements of operations and comprehensive loss. Comprehensive income comprises equity except those transactions resulting from investments by owners and distributions to owners. Our company has no elements of “other comprehensive income” for the periods ended December 31, 2012 and March 31, 2012.

Concentration of credit risk

Our company places its cash and cash equivalents with high credit quality financial institution. As of December 31, 2012 and March 31, 2012, our company had approximately $nil in a bank beyond federally insured limit.

Income Taxes

ASC 740, “Income Taxes” requires our company to recognize deferred tax liabilities and assets for the expected future tax consequence of events that have been recognized in our company’s consolidated financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

Basic and Diluted Loss per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, special warrants, and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, potential dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, basic and diluted loss per share is the same for the loss year. As at December 31, 2012 and March 31, 2012, the basic loss per share was equal to diluted loss per share as there was no dilutive instruments.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – inputs that are not based on observable market data.

For the periods ended December 31, 2012 and March 31, 2012, the fair value of cash and cash equivalents was measured using Level 1 inputs. Our company’s financial instruments include cash and cash equivalents, accounts payable and accrued liabilities, due to related parties, and promissory notes.  With the exception of the promissory notes, the fair values of these financial instruments approximate their carrying values due to their short-term nature.  The promissory note has been discounted to reflect its net present value as at December 31, 2012. Management is of the opinion that our company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

New Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This Update resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term ―fair value. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASC No. 2011- 4 is not expected to have a material impact on our company‘s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for our company on April 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on our company’s consolidated financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our company’s consolidated financial statements upon adoption.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any changes in or disagreements with our registered independent public accounting firm.

Directors and Executive Officers

Directors and Officers

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Mr. Jordan Starkman	President, Treasurer, Secretary and Director	42	October 26, 2008
Dr. Neil Carmichael	Director		December 18, 2012

Business Experience

The following is a brief account of the education and business experience during at least the past five years of our directors and executive officer, indicating their principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Mr. Jordan Starkman

Mr Jordan Starkman, 42, has served as our President, Treasurer, Secretary and Director since October 26, 2008.

Mr. Starkman brings over twenty years experience in sales, financial consulting, and investor and client relations to the Pacific Green team. He is a co-founder of Pay By the Day Company Inc. and was VP Operations from June 2003 prior to becoming President in January 2006. In addition to being President of Pay By The Day Company Inc., Mr. Starkman has been the President of Tucana Lithium (formerly Pay By The Day Holdings) since August 2007 and Health Advance Inc. since April 2010, both of which are quoted on the OTCQB. Pay By The Day Company Inc. was owned by Tucana Lithium (formerly Pay By The Day Holdings) until May 2012. Mr. Starkman spends the majority of his time overseeing the operations of Tucana Lithium, a junior mining/exploration company, and Health Advance, an online medical supply company. Prior to forming Pay By The Day Company Inc. in 2003, Jordan was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics, and was President of Guardians of Gold from November 2005 to October 2011. Jordan has an extensive background in finance and business development. He worked for 10 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Jordan also holds a BA in Statistics from the University of Western Ontario.

Mr. Starkman was appointed as our director due to his experiences in sales, financial consulting, and investor and client relations.

Dr. Neil Carmichael

Dr. Carmichael has most recently held the position of General Manager & Country Representative in Central Asia with Shell Exploration and Production. Before that Dr. Carmichael has over 25 years' energy sector management experience including international business development, strategy formulation & implementation and procurement accountabilities.

Other Directorships

Other than as disclosed above, our directors and officer does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from each candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating time between our operations and those of other businesses.  In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty.  As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.  In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as previously described, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
2.
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

We do not currently have an audit committee or a committee performing similar functions. Our Board of Directors as a whole participates in the review of financial statements and disclosure.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees.  When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Executive Compensation

No officer or director has received any compensation from our company since our inception. Until we acquire additional capital, we do not anticipate that any officer or director will receive compensation from us other than reimbursement for out-of-pocket expenses incurred on behalf of our company. Our officers and directors intend to devote very limited time to our affairs.

We have no stock option, retirement, pension, or profit sharing programs for the benefit of our directors, officers or other employees, but our board of directors may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination.

We do not have a standing compensation committee or a committee performing similar functions, but our entire board of directors acts in such capacity.

Summary Compensation Table

The particulars of compensation paid by our company to the following persons:

(a)	our principal executive officer;
(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the period from inception to March 31, 2012; and
(c)
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer at the end of the period to March 31, 2012, who we will collectively refer to as our named executive officers are set out in the following summary compensation table:

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards/SARs ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Jordan Starkman President, Treasurer, and Secretar	2011	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Stock Option Plan

Currently, we do not have a stock option plan in favor of any director, officer, consultant or employee of our company.

Stock Options/SAR Grants

During our fiscal year ended March 31, 2012 there were no options granted to our named officers or directors.

Outstanding Equity Awards at Fiscal Year End

No equity awards were outstanding as of the year ended March 31, 2012.

Option Exercises

During our Fiscal year ended March 31, 2012 there were no options exercised by our named officers.

Compensation of Directors

Effective December 18, 2012 we entered into a Non-Exec Director Agreement with Dr. Neil Carmichael, wherein Dr. Carmichael will receive compensation of $1,000 for the term of the agreement and shall be granted options to purchase up to 62,500 shares of common stock at an exercise price of $0.01 per share of common stock.  The options shall terminate the earlier of 24 months, or upon the termination of the agreement and Dr. Carmichael's engagement with our company.

Other than the above, we do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

We have determined that none of our directors are independent directors, as that term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of February 14, 2013, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of February 14, 2013, there were 5,727,404 shares of our common stock issued and outstanding.  All persons named have sole voting and investment control with respect to the shares, except as otherwise noted.  The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) %
Common	Jordan Starkman 3651 Lindell Road Unit D155 Las Vegas NV 89103	0	0
Common	All Officers and Directors as a Group	0	0
Common	Pacific Green Group Limited (2) Bison Court, Road Town, Tortola British Virgin Islands	3,625,000	63.3
Common	Sichel Limited (2) Bison Court, Road Town, Tortola British Virgin Islands	8,227	(4)
Common	Chris and Natasha Cuffe 9 Chelmsford Avenue, Lindfield NSW, Australia 2070	600,000	10.5
Common	Rhumline Limited (3) Bison Court, Road Town, Tortola, British Virgin Islands	1,000,000	17.5
Common	Other Persons	5,233,227	91.4

(1)
As at the date of this document, there were 5,727,404 shares of our Common Stock outstanding and no shares of preferred stock issued and outstanding.  We have no outstanding stock options or warrants.  Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security. In determining the percent of voting stock owned by a person (a) the numerator is the number shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 5,727,404 shares of common stock outstanding and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(2)	Scott Poulter of Bison Court, Road Town, Tortola, British Virgin Islands has voting and dispositive control over shares owned by Pacific Green Group Limited and Sichel Limited.
(3)	Paul Marshall has voting and dispositive control over shares owned by Rhumline Limited.
(4)	Less than 1%.

Changes in Control

As of February 14, 2013 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

Other than set forth below, there have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

For the nine months ended December 31, 2012, we paid consulting fee of $131,111 (December 31, 2011 - $Nil) to one of our shareholders.

As at December 31, 2012 and March 31, 2012, we had amount due to (from) related parties as follows:

	December 31, 2012				March 31, 2011
Due to (from) related parties	Due from related parties (ii)		Due to related parties (ii)		Due from related parties (ii)		Due to related parties (ii)
	$		$		$		$
Sichel Limited (i)		-		663,494		-		127,968
PGG (i)		-		242,477		-		-
Enviro (i)		204,601		-		-		-
Other shareholders		-		15,425		-		-
Total		204,601		921,396		-		127,968

(i)
Both Sichel Limited and PGG are wholly owned subsidiaries of the Hookipia Trust.  Sichel is a shareholder of the Company, and provides consulting services pursuant to a consulting agreement dated May 1, 2010.  The sole director of Sichel is also the sole director of PGG.  Further, Sichel is a significant shareholder of Enviro, and provides management services to Enviro under a management services contract.

(ii)	The loan is unsecured, non-interest bearing, and is due on demand.

Related party transactions occurred in the normal course of operations on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

Director Independence

We currently act with two directors. Dr. Carmichael does qualify as an “independent director” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee; our sole director acts in those capacities. We believe that our director is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. To the extent that our director is not capable of effectively performing those tasks, our director intends to seek appropriate professional guidance.  The board of directors of our company does not believe that it is necessary, given our early stage of development, to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors.  Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$250.64
Legal fees and expenses	15,000
Accounting fees and expenses	6,000
Printing and marketing expenses	0
Miscellaneous	200
Total	$21,450.64

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, our bylaws provide that we shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “legal action”), whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of us, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. Notwithstanding this, no indemnification will be permitted if a judgment or other final adjudication adverse to that person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The indemnification obligation of us in our bylaws is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

●	On March 19, 2012, we issued 8,127 shares of our common stock to Sichel Limited at a price of $2 per share.

●	On June 14, 2012 we issued 5,000,000 shares of our common stock to PGG pursuant to the closing of the Assignment and Share Transfer Agreement.

●	On September 14, 2012 we issued 600,000 shares of our common stock at $1.00 per share for total consideration of $600,000.

●	On December 28, 2012 we entered into an agreement with a consultant pursuant to which we issued 100,000 shares of our common stock, valued at $1.00 per share.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S, under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.

Item 16.          Exhibits

Exhibit	Description of Exhibit

2.1	Assignment and Share Transfer Agreement filed on July 3, 2012 (1)
3.1	Articles of Incorporation of Pacific Green Technologies Inc. (formerly Beta Acquisition Corp.) filed on July 3, 2012 (1)
3.2	Certificate of Amendment filed on August 15, 1995 (1)
3.3	Certificate of Amendment filed on August 5, 1998 (1)
3.4	Certificate of Amendment filed on October 15, 2002 (1)
3.5	Certificate of Amendment filed on May 8, 2006 (1)
3.6	Certificate of Amendment filed on May 29, 2012 (1)
3.7	Bylaws of Pacific Green Technologies Inc. filed on July 3, 2012 (1)
5.1	Legal Opinion of Macdonald Tuskey (3)
10.1	Representation Agreement between Pacific Green Group Limited and EnviroResolutions Inc. filed on July 3, 2012 (1)
10.2	Promissory Note filed on July 3, 2012 (1)
10.3	Peterborough Agreement filed on August 23, 2012 (1)
10.4	Sichel Consulting Agreement filed on July 3, 2012 (1)
10.5	Neil Carmichael Consulting Agreement filed on December 18, 2012 (2)
23.1	Consent of Macdonald Tuskey (incorporated in Exhibit 5.1) (3)
23.2	Consent of MNP LLP

(1)	Incorporated by reference to our Registration Statement on Form 10, filed on July 3, 2012
(2)	Incorporated by reference to our Current Report on Form 8-K filed on December 18, 2012
(3)	Incorporated by reference to our Registration Statement on Form S-1 filed on February 4, 2013

Item 17.          Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Las Vegas, Nevada, on February 14, 2013.

PACIFIC GREEN TECHNOLOGIES INC.

By:	/s/ Jordan Starkman
Jordan Starkman
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: February 14, 2013	/s/ Jordan Starkman
Jordan Starkman
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: February 14, 2013	/s/ Neil Carmichael
Neil Carmichael
Director